Exhibit 10.48

Employee Stock Ownership Plan of

Dime Community Bancshares, Inc. and Certain Affiliates

Amendment Number Six

Amendment Number Six to the Employee Stock Ownership Plan of Dime Community Bancshares, Inc. and Certain Affiliates (the "ESOP).

The ESOP is hereby amended by adding the following new Section 6.6:

"Section  6.6.   Share Acquisition Loan Repayment.

The Committee may at any time direct the Trustee to (i) sell Shares held as collateral with respect to any Share Acquisition Loan and repay such loan with the sale proceeds or (ii) transfer to the lender a number of Shares held as collateral with respect to such loan with a Fair Market Value sufficient to repay the loan. After repayment of the Share Acquisition Loan, any remaining Shares which had been unallocated (or the proceeds thereof, if applicable) shall be allocated among the accounts of all Participants who were employed by an Employer on the loan repayment date (each, an "affected Participant"). Such allocation of Shares or proceeds shall be credited as of the loan repayment date to the Accounts of each affected Participant in proportion to the balances credited to such Accounts immediately prior to such allocation, taking into account the effect of allocations attributable to any regularly scheduled loan payments made prior to the loan repayment. If any amount cannot be allocated to an affected Participant in the year of such loan repayment as a result of the limitations of section 415 of the Code, such amounts will be allocated in subsequent years to those persons who were affected Participants and who continue to be Participants in the Plan until finally distributed to affected Participants."

This Amendment to the ESOP is effective as of_______________, 2016 and was executed on _______________, 2016.

DIME COMMUNITY BANCSHARES, INC.